NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION

NYSE Arca, Inc. (the 'Exchange') hereby notifies the SEC of its intention to remove the entire class of each of the following securities issued by AirShares EU Carbon Allowances Fund (the 'Fund') from listing and registration on the Exchange at the opening of business on August 19, 2009:

Units of Beneficial Interest

This action is being taken pursuant to the provisions of Rule 12d2-2(b), because XShares Advisors, LLC, the sponsor of the Fund, determined to liquidate and subsequently dissolve the Fund.

Accordingly, Friday, July 31, 2009, was the last day of trading on NYSE Arca, Inc. for units of the Fund and the last day on which creation unit aggregations of the Fund could be purchased or redeemed.

All shareholders holding the Fund on July 31, 2009, received the value of their shares as of July 31, 2009, which included any capital gains and dividends, into the cash portion of their brokerage accounts.

The above issue was suspended from trading prior to the opening of business on Monday, August 3, 2009.